Exhibit 99.1
Date: April 21, 2025
Contact: Victor H. Mendelson    (305) 374-1745 ext. 7590
Carlos L. Macau, Jr.    (954) 987-4000 ext. 7570

HEICO CORPORATION ANNOUNCES MANAGEMENT POSITION CHANGES CONSISTENT WITH SUCCESSION PLAN

Laurans A. Mendelson to become Executive Chairman; Eric A. Mendelson and Victor H. Mendelson to become Co-CEOs

HEICO Corporation (NYSE: HEI and HEI.A) today announced that Laurans A. Mendelson, its Chairman and Chief Executive Officer, will become the Company’s Executive Chairman of the Board of Directors and that Eric A. Mendelson and Victor H. Mendelson will become the Company’s Co-Chief Executive Officers effective on May 1, 2025.

Eric and Victor Mendelson have served as the Company’s Co-Presidents since 2009. In addition, Eric Mendelson has served as President & CEO of the Company’s Flight Support Group (“FSG”) since founding it in 1993 and Victor Mendelson has served as President & CEO of the Company’s Electronic Technologies Group (“ETG”) since founding it in 1996. They will continue in these roles, in addition to serving as HEICO’s Co-CEOs.

As Executive Chairman of the Board, Laurans Mendelson will continue leading the Company’s Board of Directors, his deep involvement with strategic direction and planning, as well as overseeing key investor and constituency relationships.

The transition is consistent with the Company’s long-time internal, orderly and planned CEO succession approach as annually reviewed by the Company’s Board of Directors. The transition has been occurring internally over many years and reflects much of the functional roles Eric and Victor Mendelson have assumed over time.

Laurans, Eric and Victor Mendelson jointly commented, “The position changes are more titular than practical, given that we have operated the Company together, often interchangeably, for decades, with our Team Members, customers, shareholders and others working extensively with us—both individually and collectively— since our involvement with HEICO commenced some 35 years ago.
More notably, HEICO’s decentralized and entrepreneurial structure means that the Company relies on the business leaders at each HEICO subsidiary to fully manage their operations, which is where and how the magic happens. HEICO’s success results from the remarkable efforts of our subsidiaries and their Team Members. This will remain the case and we are as excited today as we were 35 years ago by what this powerful structure produces.”

Mark H. Hildebrandt, Chairman of the Board’s Governance Committee, commented, “The transitions are consistent with the Company’s long-planned internal executive succession arrangement as overseen by the Company’s Board of Directors. Laurans, Eric and Victor Mendelson together took over HEICO’s management in 1990 after becoming the Company’s largest shareholders. Since then, they’ve jointly overseen HEICO, assigning duties and responsibilities as warranted, with the three Mendelsons operating as a team of partners wherein they unanimously concurred on major decisions and have been equally well informed about the Company’s operations, acquisitions and strategic selections, while devoting their greatest individual attention to specific responsibilities.”

The Board and all three Mendelsons unanimously felt it important to better match titles with daily responsibilities and activities, which this transition accomplishes, while appropriately planning for HEICO’s future.”

Eric Mendelson founded the FSG in 1993 and has led it since then. During this time, the FSG has grown from an effectively single-product business in a single location with sales approximating $20.0 million into a substantial designer and manufacturer of tens of thousands of aerospace and defense components found on nearly every commercial airliner currently in use, along with dozens of defense and space platforms used by the United States and its allies. Its unique engineering capabilities have become renowned in the industry. The FSG currently operates 61 facilities in 11 countries and 23 states in the United States while employing approximately 5,100 Team Members. Eric Mendelson has overseen 51 acquisitions for the FSG, with simultaneous involvement in the Electronic Technologies Group’s acquisitions. A HEICO Corporation Director since 1992, he received both his AB and MBA degrees from Columbia University in the City of New York.

Victor Mendelson founded the ETG in 1996 and has led it since then. He also served as the Company’s General Counsel for 18 years and was Chief Operating Officer of the Company’s former MediTek Health Corp. subsidiary. Under his leadership, the ETG has grown from scratch starting with its first acquisition in the year of its founding to becoming a leading provider of highly engineered electronic and other components and sub-systems used in aviation, defense, medical space and other equipment. The ETG’s products are mission-critical items found on thousands of end systems. The ETG currently operates 59 facilities in 8 countries and 19 states in the United States while employing approximately 5,400 Team Members. The ETG has completed 55 acquisitions under Victor Mendelson’s leadership, with simultaneous involvement in the FSG’s acquisitions. A HEICO Corporation Director since 1996, he received his AB degree from Columbia University in the City of New York and his JD degree from the University of Miami Law School.

Laurans Mendelson has served as HEICO’s Chairman and Chief Executive Officer since 1990, and was also the Company’s President until 2009, when Eric and Victor Mendelson became Co-Presidents. Since 1990, HEICO has grown from a troubled company with $26 million in net revenues and a similar market capitalization to one of the largest US-based, but global, aerospace and defense companies with a market capitalization of nearly $30 billion and revenue of approximately $4 billion generating significant growth in cash flow from operations. $100,000 invested in HEICO shares at the time Mr. Mendelson and his sons took over HEICO’s management became worth over $100.2 million, representing a compound annual growth rate of over 22%. Also in that time, HEICO has grown to operate in 121 facilities in 15 countries and 29 states in the United States. Receiving both his AB and MBA degrees from Columbia University in the City of New York, he is a known as a prominent international business leader, having been recognized for the impact he’s had on the aerospace industry and international commerce with awards such as the Living Legend of Aviation Award, the Howard Hughes Memorial Award, the John Jay Award from Columbia College, as well as being named to the International Air and Space Hall of Fame and being named a Chevalier in France’s Legion d’Honneur.

HEICO Corporation is engaged primarily in the design, production, servicing and distribution of products and services to certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group. HEICO’s customers include a majority of the world’s airlines and overhaul shops, as well as numerous defense and space contractors and military agencies worldwide, in addition to medical, telecommunications and electronics equipment manufacturers. For more information about HEICO, please visit our website at https://www.heico.com.